American Tax Credit Properties L.P.

Supplement No. 1 dated August 11, 1988
to Prospectus dated May 6, 1988



Historic Cobbet School, Lynn, Massachusetts

Merrill Lynch

SUMMARY

This Summary is qualified in its entirety by the detailed discussion contained in the Prospectus and in the balance of this Supplement.

SPECIFIED INVESTMENTS

The following two complexes are described in the Prospectus. See "Specified Investments" in this Supplement for developments since the date of the Prospectus.

Cobbet School Complex
Lynn, Massachusetts

Approximately 10 miles from downtown Boston; listed on the National Register of Historic Places;

116 residential apartments, anticipated completion by early fall 1988;

Approximately $5,072,000 of Low-Income Credits from 1988 through 1998 ($507,200 per year*);

Approximately $2,802,000 of Rehabilitation Credits in 1988;

Section 8 rental subsidy for 100% of the apartments;

30-year, fixed-rate first mortgage financing at 9.625%;

Rents of $792 to $1,308 per month.

Cityside Complex
Trenton, New Jersey

Approximately 10 minutes from Princeton, New Jersey, 20 minutes from Philadelphia and 1.5 hours from New York City;

126 residential apartments, anticipated completion in phases from December 1988 to spring 1989;

Approximately $12,300,000 of Low-Income Credits from 1988 through 1998 ($1,230,000 per year*);

Section 8 rental subsidy for 100% of [illegible] apartments;

30-year, fixed-rate first mortgage fina[illegible]ng at 10.5%;

Rents of $580 to $945 per month.

The Partnership has identified for investment the following additional four low-income housing complexes, three of which are owned by identified Local Partnerships and one of which is expected to be acquired by an identified Local Partnership. See "Specified Investments" in this Supplement for more complete information regarding the complexes.

Grove Park Complex
Garden Grove, California

Approximately 25 miles south of Los [illegible]eles and 15 minutes from Disneyland;

112 residential apartments, anticipate[illegible] [illegible]mpletion in phases by June 1989;

Approximately $3,388,682 of Low-In[illegible]e Credits from 1988 through 1998 ($338,868 per year*);

Anticipated Section 8 rental subsidy [illegible]00% of the apartments;

40-year, fixed-rate first mortgage finan[illegible]g at 10.8%;

Rents of $772 to $1,135 per month.

Drexel View Complex
Chicago, Illinois

Approximately 2 miles from Lake Mic[illegible]gan;

99 units, anticipated completion by December 1988;

Approximately $3,328,354 of Low-Income Credits from 1988 through 1998 ($332,835 per year*);

Section 8 rental subsidy for 100% of [illegible] apartments through June 1996;

40-year, fixed-rate first mortgage fina[illegible]g at 10.75%;

Rents of $584 to $729 per month.

*Commencing upon full completion.

Summary continued on inside back cover

AMERICAN TAX CREDIT PROPERTIES L.P.

Supplement No. 1 dated August 11, 1988
to Prospectus dated May 6, 1988

This Supplement is part of, and should be read in conjunction with, the Prospectus dated May 6, 1988 (the "Prospectus"). Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

SPECIFIED INVESTMENTS

The Partnership has identified for investment limited partnership interests in the Local Partnerships that own the Drexel View Apartments and Baptist Tower Apartments, apartment complexes located in Chicago, Illinois (the "Drexel View Complex" and the "Baptist Tower Complex," respectively), and the Hilltop North Apartments, an apartment complex located in Richmond, Virginia (the "Hilltop North Complex"). The Partnership has identified for investment a limited partnership interest in a Local Partnership which is expected to acquire the Grove Park Apartments, a scattered site apartment complex located in Garden Grove, Orange County, California (the "Grove Park Complex"). There can be no assurance that investments will be made in accordance with the terms described below or that they will be made at all. In addition, since the date of the Prospectus certain events have occurred with respect to the Cobbet School Complex and the Cityside Complex, and the descriptions of those investments in the Prospectus are therefore supplemented as described below.

The Prospectus will be further supplemented during the term of the Offering to describe any material changes in the terms of the Partnership's proposed investments in the Local Partnerships described below and in the Prospectus and at such time that the General Partner believes a reasonable probability exists that any additional investment will be made by the Partnership.

COBBET SCHOOL APARTMENTS
LYNN, MASSACHUSETTS

As of the date of this Supplement, the Partnership has entered into an Acquisition Letter of Intent with the Cobbet School Local Partnership (as hereinafter defined) to acquire a [illegible] limited partnership interest in the Cobbet School Local Partnership as described below and in the Prospectus. As of the date of this Supplement, no other agreements have been entered into by the Partnership relating to the Cobbet School Complex.

The Cobbet School Complex, which is owned by Cobbet Hill Associates Limited Partnership (the "Cobbet School Local Partnership") is listed on the National Register of Historic Places and is being converted into 116 residential apartments. The Cobbet School Complex is located in Lynn, Massachusetts, approximately ten miles from downtown Boston and Logan Airport and approximately one-half mile from the waterfront.

The Cobbet School Local Partnership has entered into an agreement with HUD through the Massachusetts Housing Finance Agency ("MHFA") to receive Section 8 rental subsidies for all of the apartments in the Cobbet School Complex for a period of fifteen years. Initial rents for the apartments commencing during the year 1989 are projected to range between $792 and $1,308 per month for apartment sizes ranging from one to four bedrooms, respectively. First mortgage financing in the amount of $11,431,[illegible]2 is being provided by the MHFA for a term of thirty years at a fixed interest rate of 9.15% per annum (9.65[illegible] per annum during the construction period). In addition, upon acquisition of the Cobbet School Complex, non-interest bearing purchase money notes in the aggregate amount of $500,000 were delivered by the Cobbet School Local Partnership to the prior owners of the property, one half of which notes are due December 19[illegible], and one half of which are due December 1989. Pursuant to a regulatory agreement between the Cobbet School Local Partnership and MHFA, annual distributions of cash, if any, to the partners of the Local Partnership shall be subject to the approval of MHFA and shall be limited to 6% of the Cobbet School Local Partnership's initial equity investment (as determined by MHFA) in the Cobbet School Complex.

The Local General Partners anticipate that the Cobbet School Local Partnership will be eligible for approximately $2,802,000 of Rehabilitation Credits in 1988 and approximately $5,072,000 of Low-Income Credits over a ten year period (or approximately $507,200 per year).

The amount of the Property Development Fee payable by the Cobbet School Local Partnership to the Local General Partners or their Affiliates will be dependent upon the actual costs of the rehabilitation of the Property and therefore cannot be finally determined until actual rehabilitation costs have been determined. However, it is

anticipated that substantially all of the Partnership's capital contribution to the Cobbet School Local Partnership may be paid as the Property Development Fee. Such amount is included in the projected rehabilitation costs of the Cobbet School Complex.

The Partnership's investment in the Cobbet School Local Partnership is expected to be approximately $4,720,000 payable as follows:

(a) approximately $1,888,000 upon the admission of the Partnership to the Cobbet School Local Partnership; and

(b) approximately $2,832,000 upon completion of the rehabilitation ("the Completion Payment").

The Local General Partners will either provide a letter of credit or escrow in an amount equal to one-half of the Completion Payment as security for their payment obligations to the Cobbet School Local Partnership. Such letter of credit will be cancelled, or such escrow funds released to the Local General Partners, when the Property becomes rented up and achieves breakeven operations.

It is expected that there will be an agreement for (i) adjustment to the Partnership's capital contribution to reflect the final determination of the amount of the eligible and qualified basis for calculating the Low-Income Credit and Rehabilitation Credits and the actual amount of the Low-Income Credit and Rehabilitation Credits, and (ii) reimbursement to the Partnership by the Local General Partners for recapture of Low-Income Credits and Rehabilitation Credits caused by the occurrence of certain events and payment to the Partnership from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. The amount of the Partnership's investment in the Cobbet School Local Partnership may also be increased to reflect an increase in the Low-Income Credit and Rehabilitation Credit because of an increase in rehabilitation costs and/or an increase in the mortgage amount. It is expected that the Local General Partners will agree to purchase the Partnership's interest in the Local Partnership for an amount equal to the allocable Gross Proceeds attributable to the Partnership's investment in the Cobbet School Local Partnership, at the Partnership's option, if completion of construction of the Cobbet School Complex or certain other events do not occur in a timely manner.

It is expected that a non-accountable Acquisition Expense Allowance in the amount of 1% of the allocable Gross Proceeds attributable to the Partnership's investment in the Cobbet School Local Partnership will be paid by the Cobbet School Local Partnership to the General Partner when the Partnership is admitted to the Cobbet School Local Partnership.

The Local General Partners are expected to agree to enter into an agreement (the "Operating Guarantee") to provide interest-free loans (the "Operating Loans") to the Cobbet School Local Partnership to fund operating deficits for the three year period following the later of (i) completion of construction, (ii) the final advance of the mortgage proceeds and (iii) commencement of amortization of the mortgage loan. The maximum amount of such Operating Loans is expected to be $921,000; provided, however, that this obligation shall decrease annually by one-third of such amount.

Profits, losses and available credits are expected to be allocated 99% to the Partnership and 1% to the Local General Partners. Operating Cash Flow, to the extent available and permitted by MHFA as described above, is expected to be distributed 99% to the Partnership and 1% to the Local General Partners after payment of (i) Operating Loans and (ii) an annual Local Partnership Administration Fee to the Local General Partners equal to 2% of gross revenues of the Property payable from 50% of available Operating Cash Flow in such year. Sale or Refinancing Proceeds remaining after payment of all debts of the Cobbet School Local Partnership (including Operating Loans) and establishment of reserves are expected to be distributed 99% to the Partnership and 1% to the Local General Partners until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Cobbet School Local Partnership, and thereafter, 50% to the Partnership and 50% to the Local General Partners. It is expected that the Local General Partners will guarantee payment to the Partnership of up to the lesser of $2,500 or .2% of the allocable Gross Proceeds attributable to its investment in the Cobbet School Local Partnership, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow by the Cobbet School Local Partnership to the Partnership, provided that any amounts paid pursuant to such guarantee will be treated as Operating Loans.

The Local General Partners shall have the right, without the consent of the Partnership, to lease or convert to a condominium regime or otherwise transfer to their Affiliate for nominal consideration that portion of the Cobbet School Complex consisting of a gymnasium. The gymnasium is not being considered in the determination of the Partnership's investment in the Cobbet School Local Partnership.

The Cobbet School Local Partnership has agreed that MHFA will have the option, in the event the Cobbet School Local Partnership ceases renting units to qualified low-income tenants, to purchase 25% of the units in

the Cobbet School Complex for an amount equal to the lesser of the fair market value of such units or the estimated outstanding balance, if any, remaining at such time on the SHARP subsidy loan provided by MHFA. Also, MHFA will require that there be no prepayment of the first mortgage loan for 30 years without MHFA's approval.

The Local General Partners have reported that the rehabilitation of the Cobbet School Complex is ahead of its original December 1988 completion date, and completion is expected in late summer or early fall of 1988.

CITYSIDE APARTMENTS
TRENTON, NEW JERSEY

As of the date of this Supplement, the Partnership has entered into an Acquisition Letter of Intent with the Cityside Local Partnership (as hereinafter defined) to acquire a 99% limited partnership interest in the Cityside Local Partnership as described below and in the Prospectus. As of the date of this Supplement, no other agreements have been entered into by the Partnership relating to the Cityside Complex.

The Cityside Complex, which is owned by Cityside Apartments, L.P. (the "Cityside Local Partnership"), is a multiple site project located in Trenton, New Jersey and will consist of 126 residential apartments. Trenton is accessible by car from New York City in less than 1.5 hours, Philadelphia in 30 minutes, and Princeton, New Jersey in 10 minutes. The Cityside Complex was acquired by the Cityside Local Partnership from the City of Trenton on May 9, 1988 for $26,100, on substantially the same terms as described in the Prospectus.

The Cityside Local Partnership has entered into an agreement with the New Jersey Department of Community Affairs ("NJDCA") to receive Section 8 rental subsidies for all of the apartments in the Cityside Complex for a period of fifteen years. Initial rents for the apartments commencing during the year 1989 are projected to range between $580 and $942 per month for apartment sizes ranging from one to four bedrooms, respectively. First mortgage financing in the amount of $5,834,600 is being provided pursuant to an FHA co-insured first mortgage loan for a term of thirty years at a fixed interest rate of 10.5% per annum. The loan may not be prepaid during its first five years; thereafter, it may be prepaid subject to a prepayment penalty. Secondary financing in the amount of $2,336,300 is being provided by the City of Trenton through the New Jersey Balanced Housing Loan Program, for a period of 15 years with an interest rate of 3.125%, which debt service is payable annually from surplus cash. Pursuant to a regulatory agreement with Benton Mortgage Co., annual distributions of cash, if any, to the partners of the Cityside Local Partnership shall be subject to the approval of HUD and shall be limited to 8% of the Cityside Local Partnership's initial equity investment (as determined by HUD) in the Cityside Complex.

The Cityside Local Partnership has entered into a tax abatement agreement with the City of Trenton, whereby the Cityside Complex shall be exempt from real property taxes for as long as it is subject to the supervision of HUD or the state limited dividend housing law, and in lieu thereof, the Cityside Local Partnership shall pay an annual service charge to the City of Trenton equal to 6.28% of the annual gross revenues of the Cityside Complex.

The Local General Partners of the Cityside Local Partnership anticipate that the Local Partnership will be eligible for approximately $12,300,000 of Low-Income Credits over a ten-year period (or approximately $1,230,000 per year).

The amount of Property Development Fee payable by the Cityside Local Partnership to the Local General Partners or their Affiliates will be dependent upon the actual costs of the rehabilitation of the Property, and therefore cannot be finally determined until actual rehabilitation costs have been determined. It is anticipated that substantially all of the Partnership's capital contribution to the Cityside Local Partnership may be paid as the Property Development Fee. Such amount is included in the projected rehabilitation costs of the Cityside Complex.

The Partnership's investment in the Cityside Local Partnership is expected to be approximately $6,031,000 payable as follows:

(a) approximately $1,925,000 upon the admission of the Partnership to the Cityside Local Partnership; and

(b) approximately $4,106,000 upon completion of the rehabilitation (the "Completion Payment").

The Local General Partners will either provide a letter of credit or escrow in an amount equal to one-half of the Completion Payment as security for their payment obligations to the Cityside Local Partnership. Such letter of credit will be cancelled, or such escrow funds released to the Local General Partners, when the Property becomes rented up and achieves break-even operations.

Seymour Gould, a current Local General Partner, shall have the right to substitute a corporate affiliate for himself as Local General Partner, subject to HUD, NJDCA and/or lender approval if required.

It is expected that there will be an agreement for (i) adjustment to the Partnership's capital contribution to reflect the final determination of the amount of the eligible and qualified basis for calculating the Low-Income Credit and the actual amount of the Low-Income Credit, and (ii) reimbursement to the Partnership by the Local General Partners for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events.

The amount of the Partnership's investment in the Cityside Local Partnership may be reduced to reflect an agreement with the Local General Partners to apply the amount that would otherwise be payable to the General Partner as an Acquisition Fee to the payment of Organization, Offering and Selling Expenses if the actual Organization, Offering and Selling Expenses for the total Offering exceed those amounts allocated for such expenses as set forth in the Prospectus. The amount of the Partnership's investment may be increased (if Partnership funds are available at such time) to reflect an increase in the Low-Income Credits resulting from an increase in the mortgage amount to cover additional rehabilitation costs which have been funded by the Local General Partners. It is expected that the Local General Partners will agree to purchase the Partnership's interest in the Cityside Local Partnership for an amount equal to the allocable Gross Proceeds attributable to the Partnership's investment in the Cityside Local Partnership, at the Partnership's option, if completion of construction of the Cityside Complex or certain other events do not occur in a timely manner.

It is expected that a non-accountable Acquisition Expense Allowance in the amount of 1% of the allocable Gross Proceeds attributable to the Partnership's investment in the Cityside Local Partnership will be paid by the Cityside Local Partnership to the General Partner when the Partnership is admitted to the Cityside Local Partnership.

The Local General Partners are expected to agree to enter into an Operating Guarantee to provide Operating Loans to the Cityside Local Partnership to fund operating deficits for the three years following the later of (i) completion of construction, (ii) the final advance of the mortgage proceeds and (iii) commencement of amortization of the mortgage loan. The maximum amount of such Operating Loans is expected to be $636,000; provided, however, that this obligation shall decrease annually by one-third of such amount.

Profits, losses and available credits are expected to be allocated 99% to the Partnership and 1% to the Local General Partners. Operating Cash Flow, to the extent available and permitted by HUD as described above, is expected to be distributed 99% to the Partnership and 1% to the Local General Partners after payment of (i) Operating Loans and (ii) an annual Local Partnership Administration Fee to the Local General Partners equal to 2% of gross revenues of the Cityside Complex payable from 50% of available Operating Cash Flow in such year. Sale or Refinancing Proceeds remaining after payment of all debts of the Cityside Local Partnership (including Operating Loans) and establishment of reserves are expected to be distributed 99% to the Partnership and 1% to the Local General Partners until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Cityside Local Partnership, and thereafter, 50% to the Partnership and 50% to the Local General Partners. It is expected that the Local General Partners will guarantee payment to the Partnership of up to the lesser of $2,500 or .2% of the allocable Gross Proceeds attributable to its investment in the Cityside Local Partnership, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow by the Cityside Local Partnership to the Partnership, provided that any amounts paid pursuant to such guarantee will be treated as Operating Loans.

The Cityside Local Partnership entered into an agreement with NJDCA pursuant to which NJDCA will have the option, at end of 30 years from final endorsement by the lender or in the event the Cityside Local Partnership ceases or is unable to rent units to qualified low and moderate-income tenants, to purchase 28% of the units in the Cityside Complex at an amount equal to the lesser of the fair market value of such units or the outstanding principal balance and accrued but unpaid interest remaining on the second mortgage loan from the City of Trenton, New Jersey.

GROVE PARK APARTMENTS
GARDEN GROVE, CALIFORNIA

As of the date of this Supplement, the Partnership has entered into an Acquisition Letter of Intent with an Affiliate of the Grove Park Local Partnership (as hereinafter defined) to acquire a 99% limited partnership interest in the Grove Park Local Partnership as described below. As of the date of this Supplement, no other agreements have been entered into by the Partnership relating to the Grove Park Complex.

Description of the Property. The Grove Park Complex will consist of 112 units in 14 two-story garden style buildings. The buildings were originally constructed in 1962 of wood frame with stucco siding. Each apartment will have new carpets, new appliances, and remodeled bathrooms and kitchens. Each building will receive a new roof and will have new exterior lighting and landscaping.

The following is a breakdown of the apartment units contained in the Grove Park Complex and the projected rental rates for leases commencing during the year 1989:

Apartment Type	Number of Units	Approximate Square Feet	Projected Monthly Rents
1 BR/1 BA	80	625	$ 772
2 BR/2 BA	16	850	$ 908
3 BR/1 BA	16	975	$1,135

The rehabilitation is expected to commence in late August 1988 and to be substantially completed in the first half of 1989. It is anticipated that all of the units will receive Section 8 rental subsidies for 15 years which will allow for qualified low-income tenants to pay 30% of their income as rent, and the balance of the rent will be paid by the federal government. All leases will be for a term of one year.

Local General Partner. Grove Park Housing, a California Limited Partnership (the "Grove Park Local Partnership"), is expected to acquire the Grove Park Complex (see "Partnership Investment" below). The Local General Partner is expected to be Julian Weinstock Construction Co., Inc., a California corporation, and/or an Affiliate.

Julian Weinstock Construction Co., Inc., was organized in November 1956 for the purpose of participating in real estate investment, development, and consulting. It was founded by Julian Weinstock, who has been involved in real estate for over 40 years. Mr. Weinstock has developed over 10,000 units of multi-family rental properties (of which approximately 5,000 units were low-income units), approximately 10,000 single family homes, and office and industrial complexes.

Community Profile. The City of Garden Grove is located in the center of Orange County, California, adjacent to Anaheim, approximately 50 miles north of San Diego County and 25 miles south of Los Angeles. With a population of 134,000, Garden Grove is bounded by I-405 to the south, I-5 (the Santa Ana Freeway) to the north and Highway 57 to the south. Orange County is one of the most densely populated counties in California, with 2.2 million people.

The Grove Park Complex is located one mile from the Anaheim Convention Center and 5 miles from the Anaheim Stadium. The complex is located within a 15 minute drive of Disneyland and Knott's Berry Farm Amusement Park.

Partnership Investment. Julian Weinstock Construction Co., Inc., has entered into an agreement with the current owner to purchase the Grove Park Complex in an arms-length transaction for approximately $5,050,000. Prior to the closing of the purchase, it will assign the purchase agreement to the Grove Park Local Partnership. The closing of the purchase of the Grove Park Complex is expected to occur in late August 1988. Aggregate rehabilitation costs, including the original purchase price of the Apartment Complex, are expected to be approximately $8,759,000. Rehabilitation costs are based upon estimates which the Local General Partner believes to be reasonable and which costs are contained in a budget submitted to and reviewed by the California Low-Income Housing Tax Credit Allocation and Mortgage Bond Application Committee for the purpose of allocating the Low-Income Credits. The amount of the Property Development Fee payable by the Grove Park Local Partnership to the Local General Partner or its Affiliate will be dependent upon the actual costs of the rehabilitation of the Property, and therefore cannot be finally determined until actual rehabilitation costs have been determined. However, it is anticipated that a substantial portion of the Partnership's capital contribution to the Grove Park Local Partnership may be paid as the Property Development Fee. Such amount is included in the projected rehabilitation costs of the Grove Park Complex.

The Partnership's investment in the Grove Park Local Partnership is expected to occur in conjunction with and will be contingent upon the acquisition of the Grove Park Complex by the Grove Park Local Partnership and the closing of the first mortgage loan. The Partnership expects to acquire a 99% limited partnership interest in the Grove Park Local Partnership by making a capital contribution to the Grove Park Local Partnership of approximately $1,734,000 payable as follows: (a) payment of approximately $710,000 when the Partnership is admitted to the Grove Park Local Partnership, and (b) payment of approximately $1,024,000 at completion of the rehabilitation (the "Completion Payment"). Upon funding of the Completion Payment, the Local General Partner will either provide a letter of credit or escrow in an amount equal to one-half of the Completion Payment as security for its payment obligations to the Grove Park Local Partnership. Such letter of credit will be cancelled, or such escrow funds released to the Local General Partner, when the Property becomes rented up and achieves break-even operations.

It is expected that there will be an agreement for (i) adjustment to the Partnership's capital contribution to reflect the final determination of the amount of the eligible and qualified basis for calculating the Low-Income Credit and the actual amount of the Low-Income Credit, and (ii) reimbursement to the Partnership by the Local General Partner for recapture of Low-Income Credits caused by the occurrence of certain events and payment to

the Partnership from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. It is expected that the Local General Partner will agree to purchase the Partnership's interest in the Grove Park Local Partnership for an amount equal to the allocable Gross Proceeds attributable to the Partnership's investment in the Grove Park Local Partnership, at the Partnership's option, if completion of construction of the Grove Park Complex or certain other events do not occur in a timely manner.

It is expected that an Acquisition Fee and a non-accountable Acquisition Expense Allowance in the amounts of 5.5% and 1%, respectively, of the allocable Gross Proceeds attributable to the Partnership's investment in the Grove Park Local Partnership will be paid by the Grove Park Local Partnership to the General Partner when the Partnership is admitted to the Grove Park Local Partnership.

Financing. The Grove Park Local Partnership has applied for FHA co-insured first mortgage financing from Benton Mortgage Company in the amount of $7,222,400, but it is expected to apply for an increase to such amount. Such mortgage is expected to be for a term of 40 years at a fixed interest rate of 10.25% per annum. There may be a limitation imposed by HUD on distributions of cash, if any, to the partners of the Grove Park Local Partnership. Additionally, the Local Partnership will deliver to Bryan Real Estate Corporation a promissory note in the amount of $300,000 with a simple interest rate of 7% per annum (accruing annually but not compounding) to provide for the payment of a deferred acquisition brokerage fee. Such note will be payable out of Sale or Refinancing Proceeds. Rehabilitation costs will be funded by the Partnership's investment and the first mortgage loan. The Local General Partner, under the supervision of HUD and the first mortgage lender, will be responsible for administering the rehabilitation of the Property.

Structure of Acquisition. Profits, losses and available credits are expected to be allocated 99% to the Partnership and 1% to the Local General Partner. Operating Cash Flow, to the extent available and permitted as described under "Financing" above, is expected to be distributed 99% to the Partnership and 1% to the Local General Partner after payment of (i) Operating Loans and (ii) an annual Local Partnership Administration Fee to the Local General Partner of up to 50% of available Operating Cash Flow in such year. Sale or Refinancing Proceeds remaining after payment of all debts of the Grove Park Local Partnership (including Operating Loans and the promissory note to Bryan Real Estate Corporation) and establishment of reserves are expected to be distributed 99% to the Partnership and 1% to the Local General Partner until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Grove Park Local Partnership, and thereafter, 50% to the Partnership and 50% to the Local General Partner. It is expected that the Local General Partner will guarantee payment to the Partnership of up to the lesser of $2,500 or .2% of the allocable Gross Proceeds attributable to its investment in the Grove Park Local Partnership, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow by the Grove Park Local Partnership to the Partnership, provided that any amounts paid pursuant to such guarantee will be treated as Operating Loans.

Operating Deficit Guarantee. The Local General Partner is expected to enter into an Operating Guarantee to provide Operating Loans to the Grove Park Local Partnership to fund operating deficits during the period from the later of (i) completion of construction of the Grove Park Complex, (ii) the final advance of the mortgage proceeds and (iii) commencement of amortization of the mortgage loan, until the later of (1) achievement of break-even operations or (2) the fifth anniversary of completion of construction. The maximum amount of Operating Loans which the Local General Partner will be required to make with respect to the Grove Park Complex is expected to be $404,000. The Operating Loans will be repaid from 50% of Operating Cash Flow of the Grove Park Local Partnership, or out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partner will be able to comply with its obligations at such time, if any, as the Grove Park Local Partnership suffers an operating deficit. The Local General Partner's inability to comply with such obligation could constitute or cause a default under a mortgage or other agreement concerning the Grove Park Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors—Investment Risks-Reliance on Local General Partners" in the Prospectus.

Management Agent. The Eberly Company ("Eberly") a California corporation, will be the initial managing agent of the Grove Park Complex. Eberly currently manages approximately 1,500 units (500 low-income units) of which 1,000 units are under HUD co-insured loan programs for the Local General Partner.

Insurance. The Local General Partner, on behalf of the Local Partnership, will obtain and maintain insurance for the Property in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

Low-Income Credits. The Local General Partner has applied for an allocation of approximately $3,388,682 of Low-Income Credits over a ten-year period (approximately $338,868 per year). Such allocation will be determined based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the Property. For a discussion of the benefits of such Low-Income Credits to investors, see "Investment Objectives and Policies—Investment Objectives" in the Prospectus.

DREXEL VIEW APARTMENTS
BAPTIST TOWER APARTMENTS
CHICAGO, ILLINOIS

As of the date of this Supplement, the Partnership has entered into an Acquisition Letter of Intent with each of the Drexel View Local Partnership and the Baptist Tower Local Partnership (as hereinafter defined) to acquire a limited partnership interest in each of such Local Partnerships as described below. As of the date of this Supplement, no other agreements have been entered into by the Partnership relating to the Drexel View Complex or the Baptist Tower Complex.

Description of the Properties. The Drexel View Complex is a 99-unit, 13-story building. The Baptist Tower Complex is a 102-unit, 18-story building. Both buildings were constructed of concrete and brick in 1970.

Each apartment will include central heating and linoleum tile floors. Bathroom renovations will include new vanities; kitchens will be remodeled with new appliances and cabinets. Each building will receive a new roof and the central heating system will be renovated.

The following is a breakdown of the apartment units contained in the Drexel View Complex and the projected rental rates for leases commencing during the year 1989:

Apartment Type	Number of Units	Approximate Square Feet	Projected Monthly Rents
1 BR/1 BA	23	570	$584
2 BR/1 BA	50	780	$653
3 BR/1 BA	26	900	$729

The following is a breakdown of the apartment units contained in the Baptist Tower Complex and the projected rental rates for leases commencing during the year 1989:

Apartment Type	Number of Units	Approximate Square Feet	Projected Monthly Rents
1 BR/1 BA	34	604	$600
2 BR/1 BA	34	823	$688
3 BR/1 BA	34	977	$760

Rehabilitation of the Drexel View Complex and the Baptist Tower Complex began in June 1988 and is anticipated to be completed by December 1988. During rehabilitation, the buildings will be partially occupied. As floors are completed, tenants will be relocated to those floors. It is anticipated that all of the units in both buildings will receive Section 8 rental subsidies until June 1996, which will allow for qualified low-income tenants to pay 30% of their income as rent, and that the balance of the rent will be paid by the federal government. All leases will be for a term of one year.

HUD has committed that, at the expiration of the contracts relating to the Section 8 rental subsidies in 1996, it will provide replacement subsidies to tenants for the remainder of the 15-year tax credit compliance period subject to Congressional appropriations. See "Risk Factors-Investment Risks—Risks Related to Government Assisted Properties" in the Prospectus. In the event that HUD does not receive sufficient funds to provide such replacement subsidies, HUD as mortgage insurer could still elect to modify the terms of the financing to avoid foreclosure of the Properties. There can be no assurance, notwithstanding HUD's commitment to provide replacement subsidies, that there will be sufficient Congressional appropriations or that HUD would elect to modify the terms of the financing to avoid foreclosure, which foreclosure could result in recapture of Low-Income Credits.

Local General Partners. Dunbar Limited Partnership (the "Drexel View Local Partnership"), a Michigan limited partnership, is the owner of the Drexel View Complex. Dunbar Limited Partnership No. 2 (the "Baptist Tower Local Partnership"), a Michigan limited partnership, is the owner of the Baptist Tower Complex. The Local General Partner of both partnerships is currently PMG Properties, a Michigan general partnership whose partners are Daniel D. Armistead, Robert J. Pendergast, Thomas G. Sheppard and Phillip W. McCafferty. PM Equities, Inc., a Michigan corporation, is expected to become an additional Local General Partner in each Local Partnership. Since 1980 the general partners of PMG Properties have been involved in the development of over 2,500 residential housing units of which 1,500 units were low income.

Daniel Armistead is the Chairman and Chief Executive Officer of The PM Group, Inc., an affiliate of PMG Properties. His experience includes development and construction of over 2,500 residential units, and marketing and management of over 16,000 multi-family housing units. Mr. Armistead is directly responsible for the acquisition and construction activities of The PM Group.

Robert Pendergast is President of The PM Group, Inc. Mr. Pendergast's responsibilities include overseeing the marketing and management operations and the administration functions of The PM Group, Inc. His responsibility encompasses the management operation as well as the financial and operational budgets of over 16,000 apartment units.

Thomas Sheppard is President of PM Diversified, an affiliate of PMG Properties. He coordinates the marketing and lease-up operations of newly constructed, rehabilitated and existing properties. The portfolio consists of 5,500 units including senior congregate care housing, federal and state subsidized housing, as well as market-rate upscale luxury housing units. He also assists company affiliates with various marketing and lease-up operations.

Phillip W. McCafferty is a licensed builder and real estate broker in Michigan. He was formerly Executive Vice President of Village Homes, Inc., President of Hughes & Sons Construction Company, Vice President of Marketing of Michigan Corp., and Vice President and Division Manager of Kaufman & Broad Homes, Inc. His responsibilities included all operational activities, marketing, forward planning, land acquisition, product design and production of apartments, condominiums and single family lots, as well as sale and/or acquisition of several thousand acres of land.

PM Equities, Inc. was organized in 1987 for the purpose of real estate development. The principal stockholders of PM Equities, Inc. are Daniel Armistead, Thomas Sheppard, Robert Pendergast and Phillip McCafferty.

Architect. Mirro Sich & Associates are providing design and architectural services for the Drexel View Complex and the Baptist Tower Complex. Since its inception in 1977 such firm has been retained for hundreds of projects including apartments, shopping centers, hotels, office and industrial buildings. Mirro Sich & Associates has designed and provided architectural services for approximately 15 low-income housing developments over the last 10 years.

Community Profile. The Drexel View Complex and the Baptist Tower Complex are located on the south side of Chicago, approximately two miles from Lake Michigan, and are contiguous with the Hyde Park District, Washington Park and the University of Chicago. Each Property is within walking distance of major transportation to and from the downtown Chicago business district.

Partnership Investments. The Drexel View Local Partnership purchased the Drexel View Complex in an arms-length transaction on May 26, 1988, for $975,000. Aggregate rehabilitation costs, including the original purchase price, are expected to be approximately $3,992,000. The Baptist Tower Local Partnership purchased the Baptist Tower Complex in an arms-length transaction on May 26, 1988, for approximately $1,018,800. Aggregate rehabilitation costs, including the original purchase price, are expected to be approximately $4,668,000. Each Property was purchased subject to existing delinquent property taxes and debt service payments (see "Financing" below).

Rehabilitation costs for each Property are based upon estimates that the Local General Partner believes to be reasonable. Such costs are contained in a budget submitted to and reviewed by the City of Chicago Department of Housing and Bureau of Rehabilitation for the purpose of allocating the Low-Income Credits. The amount of the Property Development Fee payable by the respective Local Partnerships to their Local General Partners or their Affiliates will be dependent upon the actual costs of the rehabilitation of the respective Properties, and therefore cannot be finally determined until actual rehabilitation costs have been determined. However, it is anticipated that a substantial portion of the Partnership's capital contribution to each of the Local Partnerships may be paid as the respective Property Development Fees. Such amounts are included in the projected rehabilitation costs of the respective Properties.

The Partnership expects that the current limited partners of the Drexel View Local Partnership and the Baptist Tower Local Partnership will withdraw from such partnerships and thereafter the Partnership will acquire a 98.99% limited partnership interest in each such Local Partnership by making capital contributions to such Local Partnerships. After final endorsement of the respective Properties by HUD, the contractor will withdraw as a .01% special limited partner of the respective Local Partnerships, and thereafter, the Partnership will hold a 99% limited partnership interest in such Local Partnerships. The Partnership's capital contribution to the Drexel View Local Partnership is expected to be approximately $1,312,000 payable as follows: (a) payment of approximately $506,000 when the Partnership is admitted to the Drexel View Local Partnership, and (b) payment of approximately $806,000 at completion of rehabilitation (the "Completion Payment"). The Partnership's capital contribution to the Baptist Tower Local Partnership is expected to be approximately $1,486,000 payable as follows: (a) payment of approximately $573,000 when the Partnership is admitted to the Baptist Tower Local Partnership, and (b) a Completion Payment of approximately $913,000. Upon funding of the respective Completion Payments, the Local General Partners will either provide letters of credit or escrow an amount equal to one-half of the respective Completion Payments as security for their payment obligations to

the respective Local Partnerships. Such letters of credit will be cancelled, or such escrow funds released to the Local General Partners, when the respective Property becomes rented up and achieves break-even operations.

It is expected that there will be an agreement for (i) adjustment to the Partnership's capital contribution to reflect the final determination of the amount of the eligible and qualified basis for calculating the Low-Income Credit and the actual amount of the Low-Income Credit, and (ii) reimbursement to the Partnership by the Local General Partners for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. It is expected that the Local General Partners will agree to purchase the Partnership's interest in the respective Local Partnerships for an amount equal to the allocable Gross Proceeds attributable to the Partnership's investment in the respective Local Partnerships, at the Partnership's option, if completion of construction of the respective Properties or certain other events as to the respective Local Partnerships do not occur in a timely manner.

The Local General Partners of the Drexel View and Baptist Tower Local Partnerships have applied for a waiver from the Department of the Treasury to include the cost of acquiring the Drexel View Complex and the Baptist Tower Complex, respectively, in the eligible basis for calculating the Low-Income Credit. While the existing buildings are more than 10 years old, each has had more than one owner within the past 10 years. In the event that the waivers to include the cost of acquisition in the Low-Income Credit amount are obtained, the amount of the Partnership's capital contribution to the Drexel View Local Partnership and the Baptist Tower Local Partnership may increase by approximately $207,000 and approximately $216,000, respectively.

It is expected that an Acquisition Fee and a non-accountable Acquisition Expense Allowance in the amounts of 5.5% and 1%, respectively, of the allocable Gross Proceeds attributable to the Partnership's investment in the respective Local Partnerships will be paid by each of the Drexel View and Baptist Tower Local Partnerships to the General Partner when the Partnership is admitted to the respective Local Partnerships.

The Drexel View Local Partnership acquired the Drexel View Complex, and the Baptist Tower Local Partnership acquired the Baptist Tower Complex, from the previous owners pursuant to a bankruptcy settlement. The purchases of the Properties were negotiated with the prior owners through the bankruptcy court and HUD.

Financing. The Drexel View Local Partnership has received FHA co-insured first mortgage financing in the amount of $2,782,600 for a term of 40 years at a fixed interest rate of 10.75% per annum. Second and third mortgage loans for the Drexel View Complex, obtained from HUD, in the amounts of $225,000 and $1,159,694, respectively, are for terms of 40 years at fixed interest rates of 1% per annum. The debt service on the second and third mortgages is payable annually out of cash approved by HUD, if any, and no distributions of cash shall be made or accrued to the partners of the Drexel View Local Partnership until the second and third mortgages have been fully repaid.

The Baptist Tower Local Partnership has received FHA co-insured first mortgage financing in the amount of $3,098,900 for a term of 40 years at a fixed interest rate of 10.75% per annum. Second and third mortgage loans for the Baptist Tower Complex, obtained from HUD, in the amounts of $225,000 and $1,455,178, respectively, are for terms of 40 years at fixed interest rates of 1% per annum. The debt service on the second and third mortgages is payable annually out of cash approved by HUD, if any, and no distributions of cash shall be made or accrued to the partners of the Baptist Tower Local Partnership until the second and third mortgages have been fully repaid.

Pursuant to the regulatory agreements for each such Property and subject to the payment in full of the second and third mortgages as described above, annual distributions of cash, if any, to the partners of the respective Local Partnerships shall be subject to approval of HUD and shall be limited to 6% of the respective Local Partnership's initial equity investment (as determined by HUD) in the respective Property.

Each of the Local Partnerships have agreed with HUD that if and when the aforementioned mortgages are prepaid in full the Drexel View Complex and the Baptist Tower Complex will continue to be operated under Section 221(d)(4) of the National Housing Act and the rents charged to the tenants of such Properties will be subject to HUD approval until August 1, 2029.

Rehabilitation costs for each Property will be funded by the Partnership's investment and the first mortgage loan, respectively. The second mortgages were funded by HUD under the Flex Subsidy program. The proceeds of the second mortgages were used to pay delinquent property taxes which were owed by the previous owners for the prior years. The third mortgages were funded by HUD for the payment of delinquent debt service payments and operating advances made by HUD since 1981 when the Properties were owned by the previous owners. The Local General Partners, under the supervision of HUD and the first mortgage lenders, are responsible for administering the rehabilitation of the Properties.

Structure of Acquisitions. Profits, losses and available credits are expected to be allocated 99% to the Partnership (98.99% prior to withdrawal of the .01% special limited partner) and 1% to the Local General Partners. Operating Cash Flow, to the extent available and permitted by HUD as described under "Financing" above, is expected to be distributed 99% to the Partnership (98.99% prior to withdrawal of the .01% special limited partner) and 1% to the Local General Partners after payment of (i) Operating Loans and (ii) an annual Local Partnership Administration Fee to the Local General Partners of up to 50% of available Operating Cash Flow in such year. Sale or Refinancing Proceeds remaining after payment of all debts of the respective Local Partnership (including Operating Loans) and establishment of reserves are expected to be distributed 99% to the Partnership (98.99% prior to withdrawal of the .01% special limited partner) and 1% to the Local General Partners until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Local Partnership, and thereafter, to the Local General Partners, upon a sale only, an amount equal to 3% of the gross Sale or Refinancing Proceeds as a disposition fee, and thereafter, 50% to the Partnership and 50% to the Local General Partners. It is expected that the Local General Partners will guarantee payment to the Partnership of up to the lesser of $2,500 or .2% of the allocable Gross Proceeds attributable to its investment in the respective Local Partnerships, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow by the respective Local Partnerships to the Partnership, provided that any amounts paid pursuant to such guarantee will be treated as Operating Loans.

Operating Deficit Guarantee. The Local General Partners are expected to enter into Operating Guarantees to provide Operating Loans to the Drexel View Local Partnership and the Baptist Tower Local Partnership, respectively, to fund operating deficits during the period from the later of (i) completion of construction, (ii) the final advance of the mortgage proceeds and (iii) commencement of amortization of the mortgage loan, until the later of (1) achievement of breakeven operations or (2) the fifth anniversary of completion of construction. The maximum amount of Operating Loans which the Local General Partners of Drexel View Local Partnership will be required to make with respect to the Drexel View Complex is expected to be $420,000. The maximum amount of Operating Loans which the Local General Partners of Baptist Towers Local Partnership will be required to make with respect to the Baptist Tower Complex is expected to be $475,000. The Operating Loans will be repaid from 50% of Operating Cash Flow of the respective Local Partnerships, or out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partners will be able to comply with their obligations at such time, if any, as the respective Local Partnership suffers an operating deficit. The Local General Partners' inability to comply with such obligations could constitute or cause a default under a mortgage or other agreement concerning the respective Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors-Investment Risks—Reliance on Local General Partners" in the Prospectus.

Management Agent. PM One, Ltd. ("PM One"), a Michigan corporation and an Affiliate of the Local General Partners, will be the initial managing agent of the Drexel View Complex and the Baptist Tower Complex. PM One, Ltd. currently manages directly or in a supervisory capacity, in excess of 7,500 residential housing units, located in Michigan, of which 3,000 are low-income units, and employs approximately 125 employees with on site management responsibilities. It is anticipated that PM One, Ltd. will receive management fees from the respective Local Partnerships in an amount equal to approximately 5% of the respective Local Partnership's gross revenues.

Insurance. The Local General Partners, on behalf of the respective Local Partnerships, will obtain and maintain insurance for the respective Properties in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

Low-Income Credits. The Local General Partners of the Drexel View Local Partnership and the Baptist Tower Local Partnership have applied for and received an allocation of approximately $2,644,000 of Low-Income Credits over a ten-year period (approximately $264,400 per year) and approximately $2,996,000 of Low-Income Credits over a ten year period (approximately $299,600 per year), respectively. Such allocations have been determined based upon the submission by the Local General Partners of projected development budgets and the anticipated eligible basis of the Properties. These Low-Income Credit amounts do not include approximately $417,300 (approximately $41,730 per year) and $435,700 (approximately $43,570 per year), respectively, which are the additional Low-Income Credit amounts which are projected to be available if waivers for the acquisition costs of the respective Properties are obtained by the Local General Partners. For a discussion of the benefits of such Low-Income Credits to investors, see "Investment Objectives and Policies-Investment Objectives" in the Prospectus.

HILLTOP NORTH APARTMENTS
RICHMOND, VIRGINIA

As of the date of this Supplement, the Partnership has entered into an Acquisition Letter of Intent with the Hilltop North Local Partnership (as hereinafter defined) to acquire a 99% limited partnership interest in the Hilltop North Local Partnership as described below. As of the date of this Supplement, no other agreements have been entered into by the Partnership relating to the Hilltop North Complex.

Description of the Property. The Hilltop North Complex consists of 159 units, in 11 two and three story, brick and woodframe buildings. The buildings were originally constructed in 1968.

Each apartment will include new linoleum tile floors in the bathrooms and kitchens and parquet floors and carpeting throughout, a new heating system, new central air conditioning, new bathroom vanities and new windows and doors. The following is a breakdown of the apartment units contained in the Hilltop North Complex and the projected rental rates for leases commencing during the year 1988:

Apartment Type	Number of Units	Approximate Square Feet	Projected Monthly Rents
1 BR/1 BA	19	485	$369
2 BR/1 BA	121	702	$426
3 BR/1 BA	19	907	$540

Rehabilitation of the Hilltop North Complex began in May 1988, and is anticipated to be completed by December 1988. It is anticipated that 100% of the units will receive Section 8 rental subsidies for 15 years which will allow for qualified low-income tenants to pay 30 percent of their income as rent, and the balance of the rent for such units will be paid by the federal government. All leases will be for a term of one year.

Local General Partners. Hilltop North Associates, a Virginia Limited Partnership (the "Hilltop North Local Partnership"), is the owner of the Hilltop North Complex. The Local General Partners of the Hilltop North Local Partnership are currently D.B. Frye, Jr., a Virginia resident, and Lawrence J. Goldrich, a Virginia resident.

D.B. Frye, Jr., age 44, is President and sole stockholder of D.B. Frye and Associates, Inc. and Chairman and sole stockholder of Tidewater Investment Management Company located in Norfolk, Virginia. Mr. Frye received his Masters Degree from Syracuse University in 1966 and completed his undergraduate work at Randolph Macon College in Ashland, Virginia. Since 1966, Mr. Frye has been actively involved in real estate development, syndication and property management in both the public and private sectors. In 1978, Mr. Frye formed D.B. Frye and Associates and has since acquired, developed or rehabilitated in excess of 3,900 apartment units of which 603 were low-income units. These complexes were purchased by syndication, including public and private offerings, and through the formation of joint ventures and other limited partnerships.

Lawrence J. Goldrich graduated from the University of North Carolina and began his career as a builder/land developer in Queens, New York in 1948. Since that time, the Larrymore Organization, Inc., of which he is President and principal stockholder, has developed over 3,000 acres of land in New York, Florida, Virginia and North Carolina. His work has included the construction of over 7,000 single and multi-family units, 1,090 of which were financed using HUD/FHA insurance. The Larrymore Organization, Inc., in addition to a number of joint ventured commercial and multi-family projects with other builders, has also developed office buildings, shopping centers, and motel complexes, as well as a 21-story luxury apartment building in New York City.

Architect. John W. Ryan, Jr., AIA, is providing design and architectural services for the rehabilitation of the Hilltop North Complex. John W. Ryan has designed approximately 2,000 apartment units over the last 15 years of which 200 units were low-income.

Community Profile. The Hilltop North Complex is located in the East District of the City of Richmond, Virginia, approximately 2.5 miles east of Richmond's central business district. Richmond is the capital of Virginia. The Richmond Standard Metropolitan Statistical Area is the financial, manufacturing and distribution center of Virginia. Over a dozen national/multi-national companies have their corporate headquarters in Richmond and there are over 600 manufacturing firms located there. The East District is bounded on the south by the James River, on the west by Interstate 95 and on the east and north by the Richmond city limits and is comprised predominantly of older residential development and some commercial uses. The area surrounding the Property is generally woodlands.

The area to the southeast of the Property was a former landfill which was closed in 1983 and covered with topsoil. Pursuant to a letter to Benton Mortgage Company (the co-insurance lender), HUD stated that it had completed an environmental review of the Hilltop North Complex and determined that the complex was

environmentally acceptable to HUD for FHA co-insurance despite its proximity to the landfill (which had been identified as a hazardous site by the Environmental Protection Agency), provided a full disclosure of the landfill is made to all prospective tenants and the Hilltop North Local Partnership erects fencing and warning signs to discourage access.

Partnership Investment. The Hilltop North Local Partnership purchased the Hilltop North Complex on May 11, 1988, for approximately $1,746,000 from another limited partnership controlled by the Local General Partners. Aggregate rehabilitation costs, including the original purchase price, are expected to be approximately $4,800,000. Rehabilitation costs are based upon estimates which the Local General Partners believe to be reasonable and which costs are contained in a budget submitted to and reviewed by the Virginia Housing Development Authority for the purpose of allocating the Low-Income Credits. The amount of the Property Development Fee payable by the Hilltop North Local Partnership to the Local General Partners or their Affiliates will be dependent upon the actual costs of the rehabilitation of the Property, and therefore cannot be finally determined until actual rehabilitation costs have been determined. However, it is anticipated that substantially all of the Partnership's capital contribution to the Hilltop North Local Partnership may be paid as the Property Development Fee. Such amount is included in the projected rehabilitation costs of the Hilltop North Complex.

The Partnership expects the current limited partner to withdraw from the Hilltop North Local Partnership, and thereafter to acquire a 99% limited partnership interest in the Hilltop North Local Partnership by making a capital contribution to the Hilltop North Local Partnership of approximately $1,406,000 payable as follows: (a) payment of approximately $564,000 when the Partnership is admitted to the Hilltop North Local Partnership, and (b) payment of approximately $842,000 at completion of rehabilitation (the "Completion Payment") together with any interest earned by the Partnership on the amount of the Completion Payment since the date of payment of the first installment in (a) above. Upon funding of the Completion Payment, the Local General Partners will either provide a letter of credit or escrow an amount equal to one-half of the Completion Payment as security for their payment obligations to the Hilltop North Local Partnership. Such letter of credit will be cancelled, or such escrow funds released to the Local General Partners, when the Property becomes rented up and achieves break-even operations.

It is expected that there will be an agreement for (i) adjustment to the Partnership's capital contribution to reflect the final determination of the amount of the eligible and qualified basis for calculating the Low-Income Credit and the actual amount of the Low-Income Credit, and (ii) reimbursement to the Partnership by the Local General Partners for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. It is expected that the Local General Partners will agree to purchase the Partnership's interest in the Hilltop North Local Partnership for an amount equal to the allocable Gross Proceeds attributable to the Partnership's investment in the Hilltop North Local Partnership, at the Partnership's option, if completion of construction of the Hilltop North Complex or certain other events do not occur in a timely manner.

It is expected that an Acquisition Fee and a non-accountable Acquisition Expense Allowance in the amounts of 5.5% and 1%, respectively, of the allocable Gross Proceeds attributable to the Partnership's investment in the Hilltop North Local Partnership will be paid by the Hilltop North Local Partnership to the General Partner when the Partnership is admitted to the Hilltop North Local Partnership.

Financing. The Hilltop North Local Partnership has received FHA co-insured first mortgage financing from the Benton Mortgage Company in the amount of $3,474,300 for a term of 35 years, at a fixed interest rate of 10.25% per annum. The loan may not be prepaid for five years. Rehabilitation costs will be funded by the Partnership's investment and the first mortgage loan. The Local General Partners, under the supervision of the Richmond Redevelopment and Housing Authority and the first mortgage lender, are responsible for administering the rehabilitation of the Property.

Structure of Acquisition. Profits, losses and available credits are expected to be allocated 99% to the Partnership and 1% to the Local General Partners. Operating Cash Flow, to the extent available, is expected to be distributed 99% to the Partnership and 1% to the Local General Partners after payment of (i) Operating Loans and (ii) an annual Local Partnership Administration Fee to the Local General Partners of up to 50% of available Operating Cash Flow in such year. Sale or Refinancing Proceeds remaining after payment of all debts of the Hilltop North Local Partnership (including Operating Loans) and establishment of reserves are expected to be distributed 99% to the Partnership and 1% to the Local General Partners until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Hilltop North Local Partnership, and thereafter, 50% to the Partnership and 50% to the Local General Partners. It is expected that the Local General Partners will guarantee payment to the Partnership of up to the lesser of $2,500 or .2% of the allocable Gross Proceeds attributable to its investment in the Hilltop North Local Partnership, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow by the Hilltop North Local Partnership to the Partnership, provided that any amounts paid pursuant to such guarantee will be treated as Operating Loans.

Operating Deficit Guarantee. The Local General Partners are expected to enter into an Operating Guarantee to provide Operating Loans to the Hilltop North Local Partnership to fund operating deficits during the period from the later of (i) completion of construction, (ii) the final advance of the mortgage proceeds and, (iii) commencement of amortization of the mortgage loan, until the later of (1) achievement of break-even operations or (2) the fifth anniversary of completion of construction. The maximum amount of Operating Loans which the Local General Partners will be required to make with respect to the Hilltop North Complex is expected to be $350,000. The Operating Loans will be repaid from 50% of Operating Cash Flow of the Hilltop North Local Partnership, or out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partners will be able to comply with their obligations at such time, if any, as the Hilltop North Local Partnership suffers an operating deficit. The Local General Partners' inability to comply with such obligations could constitute or cause a default under a mortgage or other agreement concerning the Hilltop North Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors—Investment Risks-Reliance on Local General Partners" in the Prospectus.

Management Agent. Tidewater Investment Management Company ("TIMCO"), a Virginia corporation formed in 1981 by D.B. Frye, Jr., its Chairman and sole stockholder, will be the initial managing agent of the Hilltop North Local Partnership. TIMCO currently manages directly and in a supervisory capacity in excess of 3,900 apartments units in more than 16 projects located in Virginia and North Carolina, of which 603 units are low-income. The low-income units are subsidized by the federal government under the Section 8 Housing Assistance Payments Program. In addition, TIMCO manages a 27,000 square foot office building in Richmond, Virginia, in which Mr. Frye has an ownership interest, and employs approximately 135 employees with on site management responsibilities. It is anticipated that TIMCO will receive annual management fees from the Hilltop North Local Partnership in an amount of approximately 5.5% of Hilltop North Local Partnership's gross revenues.

Insurance. The Local General Partners, on behalf of the Hilltop North Local Partnership, will obtain and maintain insurance for the Property in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

Low-Income Credits. The General Partner anticipates that the Hilltop North Limited Partnership will receive approximately $2,750,000 of Low-Income Credits over a ten-year period (approximately $275,000 per year). Such amount of Low-Income Credits is based upon the projected development budget submitted by the Local General Partners and the anticipated eligible basis of the Property. For a discussion of the benefits of such Low-Income Credits to investors, see "Investment Objectives and Policies—Investment Objectives" in the Prospectus.

LOW-INCOME CREDITS AND REHABILITATION CREDITS

Investors should be advised that married investors who file separate tax returns and who do not live apart from their spouses at all times during the taxable year may only use Low-Income Credits to offset unsheltered passive activity income from sources other than publicly-traded partnerships. The third, fourth and fifth sentences of the second full paragraph on page 45 of the Prospectus are modified and a sentence is added to read as follows:

> The second set of rules provides that, generally, individuals can only utilize Low-Income Credits to offset taxes on up to $25,000 of active or portfolio income ($12,500 for married individuals filing separately and living apart from their spouses at all times during the taxable year). Further, only individuals with an adjusted gross income of $200,000 or less (disregarding passive losses) ($100,000 for married individuals filing separately and living apart from their spouse at all times during the taxable year) may fully utilize this $25,000 allowance ($12,500 for married individuals filing separately and living apart from their spouses at all times during the taxable year). For noncorporate taxpayers with adjusted gross incomes between $200,000 and $250,000 ($100,000 and $125,000 for married individuals filing separately and living apart from their spouses at all times during the taxable year), the credit amount usable against active or portfolio income declines ratably to zero. Married investors who file separately and live with their spouses for at least one day during the taxable year may only use Low-Income Credits against tax liability arising from passive activities or carried forward pursuant to the passive activity loss limitation rules.

The following sentence is added after the second sentence of the first full paragraph on page 52 of the Prospectus:

> An investment in the Partnership may not be suitable for married investors who file separate returns and who do not live apart from their spouses at all times during the taxable year.

PRIOR PERFORMANCE

Wilder Richman Historic Properties II, L.P., a public program sponsored by Richard P. Richman and Affiliates of Richard P. Richman or WRC, closed the sale of $19,280,000 of limited partnership interests and the acquisition of a 99% limited partnership interest in Dixon Mill Associates I (PHASE ONE), Limited Partnership, Dixon Mill Associates II (PHASE TWO), Limited Partnership and Dixon Mill Associates III (PHASE THREE), Limited Partnership on July 15, 1988.

With respect to one prior private program, Tiffany Rivergate Associates, Ltd., the projects owned by Tiffany Terrace Associates, Ltd., and Rivergate Meadows Associated, Ltd., as reported by their local general partners have remained generally over 90% occupied, but have continued to experience insufficient cash flow to pay debt service and have continued to accumulate debt service arrearages. The local general partners have not advanced any additional funds to the trustee for the bondholders. At the request of the trustee, the Federal Housing Administration ("FHA") has paid off the bondholders and has become the mortgagee. The local general partners are currently exploring the possibility of modifying the mortgages with FHA.

SUMMARY OF THE PARTNERSHIP AGREEMENT

Certain provisions of the Partnership Agreement will be amended prior to the Initial Closing as set forth below.

Section 4.2 of the Partnership Agreement has been amended to provide that, with respect to distributions of Sale or Refinancing Proceeds at the Partnership level, (i) after the payment of certain liabilities and the establishment of reserves for contingent or foreseeable liabilities or obligations of the Partnership as set forth in Sections 4.2(a), (b) and (c) of the Partnership Agreement, and (ii) prior to the payment of any Disposition Fees to the General Partner and prior to the change in the distribution of Sale or Refinancing Proceeds from 99% to the Limited Partners and 1% to the General Partner to 90% to the Limited Partners and 10% to the General Partner, Limited Partners must receive, in addition to a return of their Capital Contributions, an amount equal to a 6% annual, cumulative (noncompounded) return on their Unreturned Capital Contributions, as existing from time to time. Such 6% return may be in the form of distributions of Cash Available for Distribution and/or Sale or Refinancing Proceeds and/or allocations of Low-Income Credits and/or Rehabilitation Credits. As a result, prior to the dissolution of the Partnership, Sale or Refinancing Proceeds at the Partnership level, to the extent that the General Partner determines that such proceeds are available for distribution, will be distributed as follows:

(i) to the payment of liabilities of the Partnership then due and owing to Persons other than Partners (including payment of any current Partnership Administration Fees, but excluding any current or deferred Additional Administration Fee);

(ii) to the payment of liabilities then due and owing to Partners (including payment of any current or deferred Partnership Management Fees and Voluntary Loans, if any) and to the payment of current or deferred Additional Administration Fees, pro rata with current or deferred Partnership Management Fees;

(iii) to the establishment of such reserves as the General Partner, in its sole discretion, determines to be reasonably necessary for any contingent or foreseeable liability or obligation of the Partnership; provided, however, that the balance of such reserve remaining at such time as the General Partner shall reasonably determine shall be distributed as described in clauses (iv) through (vii) below;

(iv) 99% to the Limited Partners and 1% to the General Partner until the Limited Partners have been allocated (in the case of Low-Income Credits or Rehabilitation Credits) or have received (in the case of Cash Available for Distribution or Sale or Refinancing Proceeds other than Sale or Refinancing Proceeds distributed as described in clause (v) below) an amount which, taking into account all previous distributions to them of Cash Available for Distribution or Sale or Refinancing Proceeds other than Sale or Refinancing Proceeds distributed as described in clause (v) below and each dollar of Low-Income Credit or Rehabilitation Credit allocated to them, is equal to a 6% per annum cumulative (noncompounded) return on their Unreturned Capital Contributions as existing from time to time;

(v) 99% of any balance thereof to the Limited Partners, in an amount equal to their Unreturned Capital Contributions, and 1% to the General Partner;

(vi) to the payment of Disposition Fees, if any; and

(vii) the balance, if any, 90% to the Limited Partners and 10% to the General Partner.

A new clause (d) will be added to Section 4.2 of the Partnership Agreement to reflect the changes described in (iv) above, and clauses (d), (e) and (f) of Section 4.2 will be redesignated as clauses (e), (f) and (g).

Neither the General Partner nor any Affiliate of the General Partner may receive aggregate distributions of Sale or Refinancing Proceeds in excess of 25% of the total of such Sale or Refinancing Proceeds.

In addition, Section 4.2 of the Partnership Agreement has been amended to provide that, if the General Partner or an Affiliate of the General Partner receives from the Partnership or a Local Partnership distributions of Sale or Refinancing Proceeds after the Limited Partners have received distributions satisfying the threshold described in (v) above, and there occurs a recapture of Low-Income Credits or Rehabilitation Credits such that such threshold would not have been satisfied, the General Partner or such Affiliate must return to the Partnership or the Local Partnership, as the case may be, a portion of its distributions in the amount necessary to achieve such threshold.

Section 4.3(c) of the Partnership Agreement has been amended to allocate Profits from a Sale to Partners entitled to distributions pursuant to clause (iv) above to the extent necessary so that the Capital Account balances of such Partners (after giving effect to allocations which decrease negative Capital Account balances to zero) are equal to the amounts distributable to them under clause (iv) above, or, in the event there is not sufficient Profit from the Sale, so that the Capital Account balances of those Partners are in proportion to the amounts distributable to them under clause (iv) above.

Section 4.3(c) is further amended to allocate additional Profits from a Sale to Partners entitled to distributions pursuant to clause (v) above to the extent necessary so that the Capital Accounts of such Partners (after giving effect to all prior allocations) are equal to the amounts distributable to them under clauses (iv) and (v) above, or, if there is not sufficient Profit from the Sale, so that the Capital Accounts are in proportion to the amounts distributable to them under clauses (iv) and (v) above.

Section 5.2(a)(vii) of the Partnership Agreement has been amended to provide that the sum of all indebtedness encumbering the Properties will not exceed the aggregate appraised value of the Properties plus necessary Working Capital.

Sections 5.3(a) and 5.3(d)(iv) of the Partnership Agreement have been amended to provide that fees payable to the General Partner or its Affiliates for certain services will not exceed the least of (i) the cost of providing such services, (ii) 90% of amounts generally charged in an arms-length transaction by others rendering comparable services, and (iii) as may be approved by HUD or any Governmental Agency.

Section 5.3(b)(i) of the Partnership Agreement has been amended to provide that the sum of all Acquisition Fees and the Acquisition Expense Allowance will not exceed the amount that a disinterested party rendering comparable services would charge. In addition, the sum of Acquisition Fees, the Acquisition Expense Allowance and the cost of all of the Properties may not exceed the aggregate appraised value of all such Properties.

Section 5.3(b)(vi) of the Partnership Agreement has been amended to limit the sum of (i) the annual Partnership Management Fee, (ii) the annual Local Partnership Administration Fee payable to the General Partner or its Affiliates, (iii) the annual Partnership Administration Fee and (iv) the annual Additional Administration Fee to 0.5% of the aggregate cost of all Properties then owned (prorated in the case of Properties disposed of during any such year) by Local Partnerships in which the Partnership is a limited partner.

Section 6.4(a) of the Partnership Agreement has been amended to provide that if the business of the Partnership is continued after the bankruptcy, death, dissolution, withdrawal, adjudication of incompetence or removal of a General Partner, the Limited Partners will cause the Partnership, or if one is appointed, may cause the successor General Partner, to purchase such former General Partner's interest for a price equal to the appraised fair market value thereof. If the Partnership is continued and the former General Partner's interest is not purchased by a successor, it will be purchased by the Partnership.

Section 7.1(d)(2) of the Partnership Agreement has been amended to provide that no Limited Partner may sell, assign or transfer a Unit without the consent of the General Partner, which consent may not be unreasonably withheld. In addition, transfers of Units are subject to the provisions of Article VII of the Partnership Agreement. In particular, amended Section 7.2 of the Partnership Agreement provides that the Partnership need not recognize any assignment or transfer of a Unit unless the Partnership shall have received evidence of the authority and suitability of the parties to such assignment or transfer and such documents or information as the General Partner may reasonably request to ensure that such assignment or transfer will not jeopardize the Partnership's status for tax purposes or the Limited Partners' entitlement to Low-Income Credits or Rehabilitation Credits.

An additional section was added to the Partnership Agreement to implement the restrictions on transferability of Units discussed below in "Federal Income Tax Considerations and Transferability of Units."

FEDERAL INCOME TAX CONSIDERATIONS
AND
TRANSFERABILITY OF UNITS

On June 17, 1988, the Internal Revenue Service issued guidelines (the "Guidelines") with respect to the impact of transferability of partnership interests on the treatment of a partnership as a publicly-traded partnership. The Selling Agent intends to comply with at least one of the Guideline safe harbors to ensure that interests in the Partnership are not treated as readily tradeable on a secondary market or the equivalent.

No sale or other transfer of Units will be recognized if such sale or transfer, together with all other such transfers during the same taxable year would result in the transfer of more than 4.5% of Units, disregarding any Safe-Harbor Transfers described below. However, if Units in the Partnership are transferred pursuant to a matching service described below, such transfers may be permitted subject to a separate 9.5% limitation described below, subject to the condition that no more than 1.5% of Units will be transferred in any one taxable year (disregarding transfers pursuant to such matching service and Safe-Harbor Transfers described below). For purposes of the limitations described in the preceding sentence, the following transfers ("Safe-Harbor Transfers") will be disregarded: (i) transfers in which the basis of the Units in the hands of the transferee is determined, in whole or in part, by reference to its basis in the hands of the transferor or is determined under section 732 of the Code; (ii) transfers at death; (iii) transfers between members of a family (as defined in section 267(c)(4) of the Code); (iv) the issuance of interests by or on behalf of the Partnership in exchange for cash, property, or services; (v) distributions from a retirement plan qualified under section 401(a) of the Code; and (vi) block transfers. In addition, for purposes of the 1.5% limitation, transfers through a matching service will be disregarded if (i) at least a 15 calendar day delay occurs between the day the matching agent receives written confirmation from the listing customer that Units in the Partnership are available for sale (the "contact date") and the earlier of (A) the day information is made available to potential buyers regarding the offering of such Units for sale, or (B) the day information is made available to the listing customer regarding the existence of any outstanding bids to purchase Units in the Partnership at a stated price; (ii) the closing of the sale effected through the matching service does not occur prior to the 45th calendar day after the contact day; (iii) the listing customer's information is removed from the matching service within 120 calendar days after the contact date; (iv) following any removal (other than removal by reason of a sale of any part of such Units) of the listing customer's information from the matching service, no Units in the Partnership are entered into the matching service by such listing customer for at least 60 calendar days; and (v) the sum of the percentage interests in partnership capital and profits represented by partnership capital and profits represented by partnership interests that are sold or otherwise disposed of other than in Safe-Harbor Transfers during the taxable year of the Partnership does not exceed 9.5% of the total Units. The term "block transfer" means the transfer by a Partner in one or more transactions during any thirty calendar day period of Partnership interests representing in the aggregate more than 5 percent of the total interest in Partnership capital or profits. Sales, transfers, assignments or negotiations the recognition and effectiveness of which are so suspended and deferred will be recognized (in chronological order to the extent practicable) when, and to the extent that, such recognition will not result in there having been transfers of in excess of the permitted percentage, as applicable, and will not likely result in, or substantially increase the risk of. reclassification as a publicly-traded partnership. The General Partner may in its discretion adopt additional restrictions on the transferability of Partnership interests from time to time as may be necessary to prevent the Partnership from being classified as a publicly-traded partnership.

SPECIAL SUBSCRIPTION REQUIREMENTS

Each California subscriber must have either (a) a minimum annual gross income of $50,000 and a net worth of at least $65,000 or (b) a net worth of at least $200,000, excluding in all such computations of net worth the value of the subscriber's home, home furnishings and automobiles.

California investors must complete, execute, date and deliver to the investor's Merrill Lynch Financial Consultant or Selected Dealer one copy of the Subscription Qualification and Acceptance Page.

Baptist Tower Complex
Chicago, Illinois

Approximately 2 miles from Lake Michigan;

102 units, anticipated completion by December 1988;

Approximately $2,937,400 of Low-Income Credits from 1988 through 1998 ($293,740 per year*);

Section 8 rental subsidy for 100% of the apartments through June 1996;

40-year, fixed-rate first mortgage financing at 10.75%;

Rents of $600 to $760 per month.

Hilltop North Complex
Richmond, Virginia

Approximately 2.5 miles from the Richmond central business district;

159 units, anticipated completion in phases by December 1988;

Approximately $2,750,000 of Low-Income Credits from 1988 through 1998 ($275,000 per year*);

Section 8 rental subsidy for 100% of the apartments;

35-year, fixed-rate first mortgage financing at 10.25%.

Rents of $369 to $540 per month.

LOW-INCOME CREDITS AND REHABILITATION CREDITS

The disclosure in the Prospectus regarding the use of tax credits by married investors who file separate returns has been amended. See "Low-Income Credits and Rehabilitation Credits" in this Supplement.

PRIOR PERFORMANCE SUMMARY

On July 15, 1988, Wilder Richman Historic Properties II, L.P., an affiliate of Richman Tax Credit Properties, L.P., completed its offering of limited partnership interests and has committed to invest substantially all of the $19,280,000 raised in three limited partnerships. Information on one prior program, Tiffany Rivergate Associates, Ltd., has been updated. See "Prior Performance Summary" in this Supplement.

SUMMARY OF THE PARTNERSHIP AGREEMENT

Certain provisions of the Partnership Agreement will be amended prior to the Initial Closing. See "Summary of the Partnership Agreement" in this Supplement.

FEDERAL INCOME TAX CONSIDERATIONS
and
TRANSFERABILITY OF UNITS

The Partnership has altered its procedures relating to transfers of limited partnership interests in response to recent guidelines issued by the Internal Revenue Service. See "Federal Income Tax Considerations and Transferability of Units" in this Supplement.

SPECIAL SUBSCRIPTION REQUIREMENTS

California investors should see "Special Subscription Requirements" in this Supplement for the subscription requirements applicable to them.

*Commencing upon full completion.